Exhibit 99.1

CONNETICS ANNOUNCES OFFERING OF $150 MILLION
OF 2.0% CONVERTIBLE SENIOR NOTES

PALO ALTO, Calif. (March 17, 2005) — Connetics Corporation (Nasdaq: CNCT) announced today the pricing of $150 million in aggregate principle amount of 2.0% convertible senior notes maturing March 30, 2015. The notes will be issued to qualified institutional buyers in a private offering pursuant to Rule 144A of the Securities Act of 1933, as amended. The company has also granted the initial purchasers of the notes a 13-day option to purchase an additional $50 million in principal amount of notes to cover over-allotments. The notes will be convertible into cash and, under specified circumstances, shares of Connetics common stock at an initial conversion price of approximately $35.46 per share. The offering is expected to close on March 23, 2005, subject to certain closing conditions.

The notes and the common stock that may be issued upon conversion of the notes have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

As approved by the company’s Board of Directors, Connetics intends to use up to $35 million of the proceeds from this offering to repurchase shares of its common stock concurrently with the issuance of the notes in this offering. Additional proceeds from the offering will be used for general corporate purposes, including potential future product or company acquisitions, capital expenditures and working capital.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. Statements about the offering and our expectations regarding the use of proceeds from the offering are forward-looking statements. These statements are based on certain assumptions made by Connetics’ management and are subject to a number of risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual events to differ materially from those expressed in the forward-looking statements. In particular, there can be no assurance that the offering and the repurchase of common stock will be completed or that the proceeds will be used as presently intended. Forward-looking statements represent the judgment of Connetics’ management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements based on future events or developments.

Company Contact:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)

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